Exhibit 99.1

Contact at 214/432-2000 Steven R. Rowley President & CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS INC. REPORTS

STRONG VOLUME AND EARNINGS IMPROVEMENT

IN THE FIRST QUARTER

DALLAS, TX (August 2, 2012) – Eagle Materials Inc. (NYSE: EXP) today reported financial results for the first quarter of fiscal 2013 ended June 30, 2012. Notable items for the quarter include (all comparisons, unless noted, are with the prior-year’s first quarter):

•	Revenues of $154.0 million, up 29%

•	Segment operating earnings of $29.1 million, up 198%

•	Net earnings per diluted share of $0.31 versus $0.02

Construction activity continued to improve during the quarter and Eagle’s low cost operations continued to execute well during the first quarter of fiscal 2013.

First quarter sales volumes improved across all business lines and wallboard net sales prices increased 32% as compared to the prior year’s first quarter. Eagle’s first quarter of fiscal 2013 cement operating earnings were negatively impacted by approximately $8 million, or $0.12 per diluted share, in increased maintenance costs associated with planned major maintenance at all of our cement facilities. Improved first quarter operating cash flow was used to fund capital expenditures, pay dividends and reduce debt which further strengthened our financial position. Eagle ended the quarter with a healthy net debt-to-capitalization ratio of 34%.

Cement, Concrete and Aggregates

Cement revenues for the first quarter, including joint venture and intersegment revenues, totaled $76.0 million, 26% greater than the same quarter last year. The revenue improvement reflects a 26% increase in our first quarter Cement sales volume. The average net sales price for this quarter was $81.06 per ton, comparable with the same quarter last year. Cement price increases were achieved in both the Texas and Mountain regions during the quarter but were offset by the increased pace of high-volume, lower-priced bid work in our other markets.

Operating earnings from Cement for the first quarter were $9.9 million, a 12% increase from the same quarter a year ago. The earnings impact from increased cement sales volumes was mostly offset by higher maintenance costs associated with scheduled maintenance at all of our cement facilities.

Concrete and Aggregates reported operating earnings of $0.2 million for the first quarter, up from the $0.2 million operating loss for the same quarter a year ago, primarily due to improved sales volumes and net sales prices in each business.

Gypsum Wallboard and Paperboard

Gypsum Wallboard and Paperboard’s first quarter operating earnings of $19.3 million increased 1,421% from $1.3 million in same quarter last year. Improved Gypsum Wallboard net sales prices were the primary driver of the quarterly earnings increase. Additional contribution came from improved sales volumes in both wallboard and paperboard.

Gypsum Wallboard and Paperboard revenues for the first quarter totaled $89.6 million, a 27% increase from the same quarter a year ago. The revenue increase reflects higher average Gypsum Wallboard net sales prices and higher Gypsum Wallboard and Paperboard sales volumes slightly offset by lower Paperboard net sales prices. The average Gypsum Wallboard net sales price this quarter was $118.70 per MSF, 32% greater than the same quarter a year ago. Gypsum Wallboard sales volume for the quarter of 457 million square feet (MMSF) represents an 11% increase from the same quarter last year. The average Paperboard net sales price this quarter was $502.89 per ton, 1% lower than the same quarter a year ago. Paperboard sales volume for the quarter was 60,000 tons, 5% higher than the same quarter a year ago.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of the amounts referred to above.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates from 25 facilities across the US. The Company is headquartered in Dallas, Texas.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information and other matters at 2:00 p.m. Eastern Standard Time (1:00 p.m. Central Standard Time) on Thursday, August 2, 2012. The conference call will be webcast simultaneously on the Eagle Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact Eagle at (214) 432-2000.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; availability of raw materials; changes in energy costs including, without limitation, natural gas and oil; changes in the cost and availability of transportation; unexpected operational difficulties; inability to timely execute announced capacity expansions; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012. This report is filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

Steven R. Rowley

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

Attachment 1 Summary of Consolidated Earnings

Attachment 2 Revenues and Earnings by Lines of Business (Quarter)

Attachment 3 Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

Attachment 4 Consolidated Balance Sheets

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended June 30,
	2012	2011
Revenues	$154,042	$119,807

Cost of Goods Sold	131,145	115,434

Gross Profit	22,897	4,373

Equity in Earnings of Unconsolidated Joint Venture	6,468	5,448

Corporate General and Administrative Expenses	(5,416)	(4,118)

Other Operating Expense, net	(270)	(79)

Earnings before Interest and Income Taxes	23,679	5,624
Interest Expense, Net	(3,765)	(4,585)

Earnings before Income Taxes	19,914	1,039

Income Tax Expense	(5,936)	(232)

Net Earnings	$13,978	$807

EARNINGS PER SHARE
Basic	$0.31	$0.02

Diluted	$0.31	$0.02

AVERAGE SHARES OUTSTANDING
Basic	44,670,359	44,180,039

Diluted	45,078,734	44,709,262

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended June 30,
	2012	2011
Revenues*

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$70,220	$51,342
Gypsum Paperboard	19,407	18,994

	89,627	70,336

Cement (Wholly Owned)	51,750	37,711
Concrete and Aggregates	12,665	11,760

Total	$154,042	$119,807

Segment Operating Earnings
Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$14,022	$(1,762)
Gypsum Paperboard	5,276	3,030

	19,298	1,268

Cement:
Wholly Owned	3,398	3,340
Joint Venture	6,468	5,448

	9,866	8,788

Concrete and Aggregates	201	(235)
Other Operating Expense, net	(270)	(79)

Total Segment Operating Earnings	$29,095	$9,742

* Net of Intersegment and Joint Venture Revenues listed on Attachment 3.

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

(unaudited)

	Sales Volume
	Quarter Ended June 30,
	2012	2011	Change
Gypsum Wallboard (MMSF’s)	457	412	+11%

Paperboard (M Tons):
Internal	20	17	+18%
External	40	40	0%

	60	57	+5%

Cement (M Tons):
Wholly Owned	621	449	+38%
Joint Venture	227	225	+1%

	848	674	+26%

Concrete (M Cubic Yards)	137	136	+1%

Aggregates (M Tons)	652	612	+7%

	Average Net Sales Price *
	Quarter Ended June 30,
	2012	2011	Change
Gypsum Wallboard (MSF)	$118.70	$90.03	+32%
Paperboard (Ton)	$502.89	$505.61	-1%
Cement (Ton)	$81.06	$81.25	0%
Concrete (Cubic Yard)	$65.29	$61.04	+7%
Aggregates (Ton)	$5.98	$5.88	+2%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues ($ in thousands)
	Quarter Ended June 30,
	2012	2011
Intersegment Revenues:
Cement	$567	$1,039
Paperboard	10,922	9,682
Concrete and Aggregates	212	140

	$11,701	$10,861

Cement Revenues:
Wholly Owned	$51,750	$37,711
Joint Venture	23,707	21,394

	$75,457	$59,105

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	June 30,		March 31,
	2012	2011	2012*
ASSETS
Current Assets –
Cash and Cash Equivalents	$3,707	$3,478	$6,481
Accounts and Notes Receivable, net	73,304	54,192	56,197
Inventories	114,441	114,124	123,606
Federal Income Tax Receivable	—	5,374	1,133
Prepaid and Other Assets	3,366	3,836	4,424

Total Current Assets	194,818	181,004	191,841

Property, Plant and Equipment –	1,145,195	1,119,346	1,140,744
Less: Accumulated Depreciation	(572,351)	(524,143)	(560,236)

Property, Plant and Equipment, net	572,844	595,203	580,508
Investments in Joint Venture	39,407	34,109	38,939
Notes Receivable	3,360	5,139	3,436
Goodwill and Intangibles	150,743	151,380	150,902
Other Assets	19,224	18,376	19,519

	$980,396	$985,211	$985,145

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$34,517	$31,472	$38,747
Accrued Liabilities	30,275	31,808	33,619
Federal Income Tax Payable	8,192	—	—
Current Portion of Long-term Debt	4,677	—	4,677

Total Current Liabilities	77,661	63,280	77,043

Long-term Liabilities	39,774	38,735	39,467
Bank Credit Facility	57,000	11,000	70,000
Senior Notes	192,259	285,000	192,259
Deferred Income Taxes	129,760	128,739	133,865
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 45,362,170; 44,906,232 and 45,269,493 Shares, respectively.	454	449	453
Capital in Excess of Par Value	39,564	25,439	37,692
Accumulated Other Comprehensive Losses	(5,400)	(2,893)	(5,516)
Retained Earnings	449,324	435,462	439,882

Total Stockholders’ Equity	483,942	458,457	472,511

	$980,396	$985,211	$985,145

*	From audited financial statements.